Exhibit 99.2

Forming America’s leading utility business and energy infrastructure company To reliably and affordably meet America’s historic power demand May 18, 2026 + Jupiter, FL Richmond, VA Outer Banks, NC Charleston, SC Miami, FL

Cautionary Information This communication includes “forward - looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this communication, including, among other things, statements regarding the proposed business combination transaction between NextEra Energy, Inc., a Florida Corporation (“NextEra Energy”), and Dominion Energy, Inc., a Virginia Corporation (“Dominion Energy”), and future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the proposed transactions, the anticipated impact of the proposed transactions on the combined company’s business and future financial and operating results, the anticipated closing date for the proposed transactions and other aspects of NextEra Energy’s or Dominion Energy’s operations or operating results are forward - looking statements. Words and phrases such as “ambition,” “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions or events can be used to identify forward - looking statements. Where, in any forward - looking statement, NextEra Energy or Dominion Energy expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward - looking statement is made. Any forward - looking statement is not a guarantee of future performance, outcomes or results and is subject to numerous risks, uncertainties and other factors, many of which are beyond NextEra Energy’s or Dominion Energy’s control, that could cause actual performance, outcomes or results to differ materially from what is expressed or implied in the forward - looking statement. These factors include a failure by NextEra Energy to successfully integrate Dominion Energy’s businesses and technologies, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the expected benefits of the proposed transactions may not be fully realized or may take longer to realize than expected; each party’s ability to obtain the approval of its shareholders required to consummate the proposed transactions and the timing of the closing of the proposed transactions, including the risk that the conditions to closing are not satisfied on a timely basis or at all or the failure of the transactions to close for any other reason or to close on the anticipated terms, including with the anticipated tax treatment; the risk that any governmental or regulatory approval, consent or authorization that may be required for the proposed transactions is not obtained, is delayed or is obtained subject to conditions that are not anticipated or that cause the termination of the merger agreement and abandonment of the transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement by either party; the risk that certain provisions in the merger agreement or the pendency of the transactions may impact either party’s ability to pursue certain business opportunities or strategic transactions; unanticipated difficulties, liabilities or expenditures relating to the transactions, including the impact of potential litigation relating to the transactions; the effect of the announcement, pendency or completion of the proposed transactions on the parties’ business relationships and business operations generally, including the parties’ relationship with regulators, suppliers, vendors and customers; the effect of the announcement or pendency of the proposed transactions on the parties’ common stock prices and uncertainty as to the long - term value of either party’s common stock; risks that the proposed transactions disrupt either party’s current plans and operations, including due to the diversion of the attention of management from ordinary course business operations, and potential difficulties in hiring or retaining employees as a result of the proposed transactions; any rating agency actions; and the impact of the announcement or pendency of the proposed transactions on either party’s ability to access capital, including the short - and long - term debt markets, on a timely and affordable basis; general worldwide economic conditions and related uncertainties; the effect and timing of changes in laws or in governmental regulations (including environmental); fluctuations in trading prices of securities of NextEra Energy and in the financial results of NextEra Energy or Dominion Energy; and the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity or gas. The registration statement on Form S - 4 and joint proxy statement/prospectus that will be filed with the Securities and Exchange Commission (“SEC”) will describe additional risks in connection with the proposed transactions. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S - 4 and joint proxy statement/prospectus are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward - looking statements, please refer to NextEra Energy’s and Dominion Energy’s respective periodic reports and other filings with the SEC, including the risk factors contained in NextEra Energy’s and Dominion Energy’s most recently filed Annual Reports on Form 10 - K and subsequently filed Quarterly Reports on Form 10 - Q. Any forward - looking statements included in this communication represent current expectations and are inherently uncertain and are made only as of the date hereof (or, if applicable, the dates indicated in such statement). Except as required by law, neither NextEra Energy nor Dominion Energy undertakes or assumes any obligation to update any forward - looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise. This is not an offer or solicitation. For additional information, please reference slides 51 - 52 2 NextEra Energy + Dominion Energy

3 Today’s Participants NextEra Energy + Dominion Energy John Ketchum Chairman, President and CEO NextEra Energy Robert Blue Chair, President and CEO Dominion Energy Mike Dunne Chief Financial Officer NextEra Energy Steven Ridge Chief Financial Officer Dominion Energy

4 NextEra Energy + Dominion Energy Agenda Forming the Industry Leader Good for Our Customers Good for Our Team and the Communities We Serve Good for Shareholders Path to Close Key Takeaways 1 2 3 4 5 4 6

5 1 Forming the Industry Leader NextEra Energy + Dominion Energy

6 Power demand is expected to grow six times faster over the next 20 years NextEra Energy + Dominion Energy U.S. Electricity Demand 1,2,3 Thousand TWh 3.9 4.0 4.0 3.9 4.3 5.1 5.8 6.4 6.9 2005A 2010A 2015A 2020A 2025E 2030E 2035E 2040E 2045E Historical electricity demand Incremental demand to 2025 + 60% ~6x increase in growth rate +10% 1. Source: ISO/RTO Forecasts, NERC ES&D, Utility IRPs, ICF 2. Historical demand represents data from NERC ES&D from 2000 to 2023, 2024 represents forecast from NERC ES&D 3. Q1 2025 represents ICF’s demand for 2025; Q4 2025 represents ICF’s demand projects from 2030 – 2045 Build More Efficiently Finance More Efficiently Operate More Efficiently Buy M ore Efficiently To serve customers affordably and reliably, a company must be able to:

Combining NextEra Energy and Dominion Energy would create America's leading utility business and energy infrastructure company

NextEra Energy[1]

- **~$249 B** market cap[2]
- **~$420 B** enterprise value[2]
- **~10 MM** utility customers
- **49 states**
- **~110 GW** in operations[3]
- **~90–95%** regulated and long-term contracted[4]
- **A-/Baa1/A-** rated[5]
- **~$138 B** regulated rate base[6]
- **~32.6 K** employees[7]

To reliably and affordably meet America's historic power demand

Regulated

- FPL — Florida Power & Light Company
- NextEra Energy Transmission — Electric Transmission
- NextEra Energy Pipeline Services — Gas Transmission
- Dominion Energy — Virginia
- Dominion Energy — North Carolina
- Dominion Energy — South Carolina

Long-term contracted generation and storage[8]

- NextEra Energy Resources — NextEra Energy Resources
- Dominion Energy — Contracted Energy

1. Represents the new combined company which would operate under the NextEra Energy name and trade under the ticker symbol NEE
2. Combined NextEra Energy and Dominion Energy metrics are as of May 15, 2026
3. Florida Power & Light, NextEra Energy Resources and Dominion Energy portfolio as of December 31, 2025; includes NextEra Energy and Dominion's ownership share of partially owned assets
4. Pro forma NextEra Energy expected to have 80% regulated and ~90–95% regulated and long-term contracted business mix under credit rating agency methodology
5. Pro forma NextEra Energy expected to maintain its current credit rating
6. As of December 31, 2025; includes regulated and invested capital at NextEra Energy and Dominion Energy, including electric and gas transmission
7. As of December 31, 2025
8. Includes Customer Supply at NextEra Energy Resources and Dominion Energy's Contracted Energy assets including Millstone

NextEra Energy + Dominion Energy | 7

The combination would create the number one utility company in nearly every category

NextEra Energy + Dominion Energy

Regulated utilities in four high growth states



Richmond, Virginia
Dual Headquarters
Cayce, South Carolina
Operational Headquarters
Juno Beach, Florida
Dual Headquarters

The combined company expects ~11% regulatory capital employed growth[1]

A leader in nearly every category

Total generation	No. 1
Renewables generation	No. 1
Gas generation	No. 1
Nuclear generation	No. 2
Battery storage	No. 1
Generation built	No. 1
Annual CapEx	No. 1
Rate base	No. 1
Market capitalization[2]	No. 1

1. From 2025–2032; includes Dominion Energy, Florida Power & Light and NextEra Energy electric and gas transmission regulatory capital employed and invested capital
2. Source: FactSet, data as of May 15, 2026, compared vs S&P500 utilities index

NextEra Energy + Dominion Energy | 8

Combined company would maintain continuity in leadership, board representation and headquarters

Transaction Structure	• Tax free, all-stock merger • Dominion Energy shareholders to receive 0.8138 shares of NextEra Energy for each outstanding share of Dominion Energy
Pro Forma Ownership	• NextEra Energy shareholders: 74.5% • Dominion Energy shareholders: 25.5%

Leadership	• John Ketchum, CEO of combined company
	• Robert Blue, President and CEO, NextEra Energy Regulated Utilities
	    • Edward Baine, President and CEO of Dominion Energy VA/NC
	    • Keller Kissam, President and CEO of Dominion Energy SC
	    • Scott Bores, President and CEO of Florida Power & Light

Board composition	• 14-member Board of Directors • 10 NextEra Energy; 4 Dominion Energy • John Ketchum (Chairman of NextEra Energy) to be Chairman of the Board of the combined company • Robert Blue (Chair of Dominion Energy) to serve on the Board of the combined company
Headquarters and Name	• Dual headquarters in Juno Beach, FL and Richmond, VA with continued operational headquarters in Cayce, SC • Dominion Energy VA/NC and Dominion Energy SC retain names • NextEra Energy, Inc. remains holding company name

NextEra Energy + Dominion Energy | 9

The combined company would be committed to its customers, employees and communities

Customers

- ~$2.25 B total proposed bill credits allocated over first two years post-close
  - 79% Virginia
  - 17% South Carolina
  - 3% North Carolina
- Upgraded credit profile and increased financial resiliency benefit customers
- Top tier customer service scores
- Leadership continuity

Employees

- 18 months job protection post-close for Dominion Energy employees
- 24 months compensation and benefits protection post-close for Dominion Energy employees
- Enhanced career opportunities as part of the largest utility and third largest energy infrastructure company in the country
- Strong union relationships

Communities

- Increased charitable giving by $10 MM/year for 5 years shared among Virginia, South Carolina and North Carolina
- Complementary focus on volunteerism and community service

The transaction is expected to close in 12-18 months[1]

1. Subject to customary closing conditions, approval from shareholders of NextEra Energy and Dominion Energy, federal and state regulatory approvals; see timeline to close section for additional details on regulatory approvals

NextEra Energy + Dominion Energy | 10

The combined company would have one of the highest Adjusted EPS growth rate expectations and one of the strongest balance sheets in the industry

Adjusted EPS and cash flow growth rate

- Expect 9%+ CAGR through 2032 off 2025 adjusted EPS[1]
- Targeting 9%+ CAGR through 2035 off 2025 adjusted EPS[1]
- Operating Cash Flow growth expected to be at or above adjusted EPS growth rate range[2]

Dividend policy

- Maintain NextEra Energy's existing dividend policy post closing[3]
- Dominion Energy shareholders to receive a one time $360 MM cash payment (which is taxable and is distributed equally across all outstanding Dominion Energy shares) at closing
- Dominion Energy will maintain current dividend policy/guidance prior to closing[4]

Credit

- Increased regulated business mix from 70% to 80%[5]
- Increased regulated and long-term contracted business mix from 90% to 90–95%[5]
- Improved downgrade thresholds expected from each of the agencies for NextEra Energy with S&P at 17% from 18%, Moody's at 16% from 17%, and Fitch at 4.5x from 4.3x[6]
- Upgraded credit ratings expected for Dominion Energy VA/NC[7] and Dominion Energy[8]
- Reaffirmed ratings and stable outlook expected for NextEra Energy, NextEra Energy Capital Holdings and FPL

The transaction is expected to be immediately accretive to NextEra Energy's adjusted EPS at closing

1. 2025 adjusted EPS of $3.71
2. Through 2032, off a 2025 pro forma base of $17.9 B
3. 6% per year growth from NextEra Energy standalone year-end 2026 expectations through 2028; dividend declarations are subject to the discretion of the board of directors of NextEra Energy
4. Dividend declarations are subject to discretion of board of directors of Dominion Energy
5. Based on business mix methodology used by the credit rating agencies
6. Downgrade thresholds noted are based on the S&P, Moody's, and Fitch metrics for Funds From Operations/Debt, Cash Flow from Operations before Working Capital/Debt, and Debt/(Funds From Operations + Interest), respectively
7. At closing, Dominion Energy VA/NC is expected to receive a one-notch rating upgrade at S&P
8. As a beneficiary of a full and unconditional NextEra Energy parent guarantee of its debt, Dominion Energy is expected to be upgraded to NextEra Energy's issuer credit ratings

NextEra Energy + Dominion Energy | 11

The combined company would have unmatched scale, capabilities and opportunities

Scale	• Largest utility and third largest energy infrastructure company in the country • Represents ~18% of the holdings of the S&P Utilities Index[1]
Diversification	• Four constructive rate-regulated jurisdictions • ~80% regulated / 90–95% regulated and long-term contracted[2] • 15+ ways to grow
Power demand growth	• Combined large-load customer pipeline of 130+ GW • Robust residential/retail customer protections • Service territories experiencing population and economic growth
Innovation	• Rapidly deploying AI to drive efficiency • Unparalleled data and data analytics capabilities • Accelerating real-time technology deployment across operations
Total shareholder return	• Best-in-class shareholder value proposition • One of the highest target total shareholder returns in the industry

1. Market data as of May 15, 2026
2. Based on business mix methodology used by the credit rating agencies

NextEra Energy + Dominion Energy | 12

The combined company would be the largest power company and third largest company in the energy sector in the United States 1. Source: FactSet, data as of May 15, 2026 13 NextEra Energy + Dominion Energy S&P 500 Energy and Utilities Sector Enterprise Value 1 $ B 709 425 420 309 297 188 183 167 127 123 117 114 111 XOM CVX Pro Forma NEE SHEL DUK SO COP WMB AEP CEG MPC D The combined company would provide unmatched scale and experience to support America’s power needs

The combined company would serve four of America’s fastest growing states with total annual GDP of ~$4.0 T 1 1. Source: Bureau of Economic Analysis 2. EIA 2021 – 2024 3. Cushman and Wakefield Americas Data Center Update H2 2025 4. CNBC’s “Top States for Business” 2021 – 2025 5. S&P Global as of April 15, 2026 6. Florida Chamber of Commerce 14 NextEra Energy + Dominion Energy The combined company’s scale and expertise in providing reliable and affordable power would support economic development in each of the four states Virginia North Carolina Florida $1.8 T GDP 4 - 15th largest economy in the world #1 income migration 6 Top 3 states for business 4 2x growth in electricity sales vs. nat’l avg. 2 #1 global market for data center capacity 3 Top 5 states for business 4 2x population growth vs. nat’l avg. last three years 5 3 x population growth vs. nat’l avg. next three years 5 2 0% higher GDP growth vs. nat’l avg. last three years South Carolina 2x population growth vs. nat’l avg. last three years 5 4x population growth vs. nat’l avg. next three years 5 40% higher GDP growth vs. nat’l avg. last three years

15 2 Good for Our Customers NextEra Energy + Dominion Energy

NEXTera ENERGY + Dominion Energy

$2.25 billion

total bill credits proposed for Dominion Energy customers[1]

~79% Virginia

~17% South Carolina

~3% North Carolina

1. Paid over 24 months post close

NextEra Energy and Dominion Energy put customers first

Low rates

High reliability

All forms of energy solutions

Outstanding customer service

Large load pays their fair share

Committed to the communities we serve

NextEra Energy + Dominion Energy | 16

Operating Scale Remote Operations The combined company’s shared common platform would benefit customers 17 Talent, Culture & Experience Artificial Intelligence Customer Relationships Technology Engineering & Construction Supply Chain NextEra Energy + Dominion Energy Balance Sheet Strength Data, Analytics & Innovation Market Knowledge Transmission Development Expertise Land Position

63% 15% 22% U.S. power demand is coming from every sector, driving the need for more generation 18 53% 19% 28% Power Demand Growth By Sector 2026E – 2032E Combination would result in balanced growth across the four states U.S. 1 Florida, Virginia, North Carolina, South Carolina 1 Large load 2 Transportation Residential, Commercial, Industrial, Heating & Other 1. Source: IHS – Long - term North American Electricity Forecast (May 2025); GWh 2. Reflects total data center demand, as well as demand associated with efforts to reshore manufacturing facilities, electrifica tio n of oil and gas and LNG operations 3. FPL: Internal forecast, includes 8 GW of large load at FPL through 2032; Dominion Energy VA/NC: PJM Load forecast DOM zone su mme r peak; Dominion Energy SC: 2026 IRP Dominion Energy South Carolina winter peak NextEra Energy + Dominion Energy 59 81 2026E 2032E Peak load increase, GW Florida Power & Light Company 3 Dominion Energy Virginia and North Carolina 3 Dominion Energy South Carolina 3 Large load Electrification Industrial Residential Commercial

Projects needed to serve new load demands are growing significantly in size and complexity

Project Size
MW, Illustrative


25x
5,000
200
Last 10 Years
Renewables/Storage
Today's Data Center Hubs
All Forms of Energy

Larger projects

Project CapEx
$ B, Illustrative


30x
~$15
~$0.5
Last 10 Years
Renewables/Storage[1]
Today's Data Center Hubs
All Forms of Energy[2]

More CapEx

Scale and a strong balance sheet matter more than ever, driving operating and capital efficiency to drive affordability while meeting increased power demand

1. Assumes 200 MW renewable project at ~$1,500/KW
2. Assumes 5,000 MW project, with 75% gas generation at $3,000/KW and 25% renewable generation at $1,500/KW

NextEra Energy + Dominion Energy | 19

20 The combined company’s scale would enable significant buying power NextEra Energy + Dominion Energy Buy More Efficiently Finance More Efficiently Build More Efficiently Operate More Efficiently Purchasing 3 2021 – 2025 Annual CapEx Forecast 1 $ B ~43 MM ~11 MM ~9 MM ~8 K ~2,500 Solar panels Fossil fleet parts Nuclear fleet parts Battery containers Main power transformers 1. Companies with highest annual forecasted CapEx among the top 10 utilities by market cap as of April 30, 2026 2. Pro Forma average annual CapEx 2027E – 2032E 3. Combined NextEra Energy and Dominion Energy figures $59 $21 $16 $14 $14 $13 Combined NEE + D 2 Utility A Utility B Utility C Utility D Utility E

Since 2021, NextEra Energy and Dominion Energy have built more generation than the next 25 largest utilities combined

2021–2025 Power Generation Build[1]
GW



38
NEE + D
Next 25 largest utilities[2]

Buy More Efficiently

Build More Efficiently

Finance More Efficiently

Operate More Efficiently

The combined company would have the scale, experience and buying power to build more efficiently

1. Includes utility-scale solar, gas, wind, storage, nuclear; public investor-owned utilities only
2. Source: WoodMac; the last bar represents the combined total of the remaining 15 of the next 25 largest utilities

NextEra Energy + Dominion Energy | 21

The combined company's strong balance sheet would benefit customers

Credit Benefits from the Merger	Before S&P/Moody's/Fitch	After S&P/Moody's/Fitch
Upgrade of Dominion Energy Virginia credit ratings[1]	BBB+/A3/A-	A-/A3/A-
Upgrade of Dominion Energy HoldCo credit ratings[2]	BBB+/Baa2/BBB+	A-/Baa1/A-
Improvements in proforma downgrade thresholds[3]	18% / 14% 17%[4] / 4.3x	17% / 14% 16%[4] / 4.5x
Increase in NextEra Energy's regulated business mix[5]	>70%	>80%

1. Dominion Energy Virginia expected to receive a one-notch upgrade at S&P upon closing
2. As a beneficiary of a full and unconditional NextEra Energy parent guarantee of its debt, Dominion Energy HoldCo is expected to be upgraded to NextEra Energy's issuer credit ratings
3. Downgrade thresholds noted are based on the S&P, Moody's, and Fitch metrics for Funds From Operations/Debt, Cash Flow from Operations before Working Capital/Debt, and Debt/(Funds From Operations + Interest), respectively
4. Moody's dual metric threshold on a consolidated and off-credit treatment of renewables non-recourse debt basis, respectively
5. Based on business mix methodology used by the credit rating agencies

- Buy More Efficiently
- Build More Efficiently
- **Finance More Efficiently**
- Operate More Efficiently

NextEra Energy + Dominion Energy | 22

The combined company would strive to be best in class in operating costs

Cost Effectiveness
Non-Fuel O&M, $/MWh[1]


GOOD
~54% Lower
National Average
Combined

- **To meet the growing power demand, the combined company expects ~11% regulatory capital employed growth**
- **The combined company would be better equipped than ever to reduce operating costs as it efficiently invests smart capital, helping drive affordability**

NextEra Energy and Dominion Energy have a proven track record of operational performance that benefits customers

- Buy More Efficiently
- Build More Efficiently
- Finance More Efficiently
- **Operate More Efficiently**

1. FERC Form 1 non-fuel O&M; Industry 2024; excludes injuries and damages, pensions and benefits and other power supply expenses; FPL excludes one-time storm impacts; includes holding companies with >100k customers and utility-owned generation

NextEra Energy + Dominion Energy | 23

Our combined ability to buy, build, finance and operate more efficiently is expected to drive customer benefits 1. NextEra Energy Resources development expectations 2. FPL 2026 TYSP through 2032 3. Dominion SC IRP of 0.2 GW, Dominion Energy VA/NC IRP of 4.8 GW + 5.8 GW of under construction/development; subject to regulat ory approval 4. VA storage mandate of 4 GW by 2030 less 0.4 GW in plan/IRP; subject to regulatory approval 5. Includes 8 GW at FPL less 1.9 GW from TYSP through 2032; Dominion Energy ESA of 10.4 GW as of March 31, 2026, less ~6 GW coin cid ent demand in forecast through 2032; “+” represents additional data center opportunities materializing from the 130+ GW data center opportunity 24 NextEra Energy + Dominion Energy World leader in storage World leader in renewables U.S. leader in gas - fired generation 2 nd largest nuclear fleet in U.S. Together, we expect to lead across all forms of energy Combined, we see the need and opportunity to develop 115+ GW of new generation over the next decade 77 – 108 16 11 4 10 + ~115 – 150+ NextEra Energy Resources 2026 – 2032 FPL 2026 – 2032 Dominion Energy VA/NC & SC IRPs 2026 – 2032 VA Storage Mandate through 2030 Incremental Data Center Opportunity Total Potential Build New Generation and Storage GW 1 2 3 4 5

25 3 Good for Our Team and the Communities We Serve NextEra Energy + Dominion Energy

Dominion Energy
Volunteer


FPL.
DEWALT

The combined company would be committed to its customers, communities and employees

Providing exceptional service to our customers

- Continued commitment to safe, reliable and affordable service
- Our combined scale and platform is expected to benefit customers
- Top-tier customer service scores

Fostering growth in our communities

- Increased charitable giving by ~$10 MM/year for 5 years shared among Virginia, South Carolina and North Carolina
- Complementary focus on volunteerism and community service
- Continue helping low-income customers and families in hardship keep the lights on
- Affordable, reliable power drives economic development in our communities

Committed to our most valuable resource – our employees

- Combining two world-class teams with 200+ years of service
- Continuity of leadership along with cross enterprise opportunities at a growing company
- Maintaining strong local presences across all our communities
- Dual headquarters in Juno Beach, FL and Richmond, VA, and operating headquarters in Cayce, SC
- 18 months job protection post-close for Dominion Energy employees
- Strong union relationships
- Enhanced career opportunities

NextEra Energy + Dominion Energy | 26

27 NextEra Energy and Dominion Energy share a culture focused on delivering exceptional customer value Culture and Core Values Do the Right Thing Committed to Excellence Safety First Culture and Core Values Ethics Excellence Safety Embrace Change One Dominion Energy NextEra Energy + Dominion Energy 12 19 26 33 Peer average Dominion Energy SC Dominion Energy VA/NC FPL Net Promoter Scores 1 ~55 – 175 % Better 1. Source: Bain NPS Prism US Utilities (Q4 2025 rolling 12); FPL and Dominion Energy companies removed from peer average Continuous Improvement Treat People with Respect + = Industry’s Leading Team

The combined company would have dual headquarters, maintain strong local leadership and provide enhanced career opportunities Juno Beach, Florida Dual Headquarters 28 Cross - enterprise opportunities NextEra Energy + Dominion Energy Growing company Dual Headquarters Career Opportunities Award - Winning Teams 18 times in the last 20 years Fortune World’s Most Admired Companies Cayce, South Carolina Operational Headquarters Richmond, Virginia Dual Headquarters Dominion VA/NC and Dominion SC maintain strong local leadership Time Magazine’s Most Influential Companies Titans Category

29 4 Good for Shareholders NextEra Energy + Dominion Energy

30 We expect the combined company will deliver a compelling long - term shareholder value proposition NextEra Energy + Dominion Energy NextEra Energy NextEra Energy + Dominion 9%+ Long - Term Adj. EPS CAGR Target 1 11% Rate Base Growth 2 >80% Estimated Regulated Business Mix 3 9%+ Operating Cash Flow Growth Target 5 4 Utility States 8%+ Long - Term Adj. EPS CAGR Target 1 10% Rate Base Growth 2 >70% Estimated Regulated Business Mix 3 8%+ Operating Cash Flow Growth Target 4 1 Utility State Largest regulated capital investment opportunity in the industry by wide margin Unmatched large load opportunity Expect to double U.S.’s largest generation fleet by 2032 One of the highest target adjusted EPS growth rates Best - in - class shareholder value proposition We expect the merger to be immediately accretive to NextEra Energy adjusted EPS at closing Diverse regulated footprint; 90% – 95% regulated and long - term contracted business mix 3 One of the industry’s strongest balance sheets 15+ ways to grow 1. 2025 – 2032E; Off a base of 2025 adjusted EPS of $3.71 2. 2025 – 2032E 3. Based on business mix methodology used by the credit rating agencies 4. 2025 – 2032E; off a NextEra Energy base of 2025 of $12.5 B 5. 2025 – 2032E; off a 2025 pro forma base of $17.9 B

The combined company is expected to be a leader across key industry metrics and well positioned for attractive growth

~$249 B Market Capitalization[1]	**$138 B** 2025A Rate Base[2]	**9%+** Adj. EPS Target Growth Rate	**11.6+%** Target TSR[3]
$59 B Avg. Annual CapEx[4]	**110 GW** Generation Capacity	**11%** Regulatory capital employed growth[5]	**130+ GW** Large Load Pipeline[6]

1. Market data as of May 15, 2026
2. As of December 31, 2025; includes regulated and invested capital at NextEra Energy and Dominion Energy, including electric and gas transmission
3. Pro forma long-term adjusted EPS growth target plus NextEra Energy current dividend yield
4. Pro forma average annual CapEx 2027E–2032E
5. From 2025–2032E; includes Dominion Energy, Florida Power & Light and NextEra Energy electric and gas transmission regulatory capital employed and invested capital
6. Represents contracted load progressing through formal interconnection and service authorization milestones at Dominion Energy; hub pipeline at NextEra Energy Resources and customer interest from large load customers at Florida Power & Light

NextEra Energy + Dominion Energy | 31

The combined company would be positioned for strong growth, with more than 15 ways to grow balanced across regulated & long-term contracted businesses

Illustrative timeline of when we expect investments to drive earnings growth

	Key Growth Drivers	2025	2030	2035+
Regulated Business	Florida Power & Light	Now and long-term		
	FPL Large Load	Investing	2028+	
	Dominion Energy VA & NC	Now and long-term		
	Dominion Energy SC	Now and long-term		
	Dominion Energy Large Load	Now and long-term		
	Electric Transmission	Investing	2029+	
	Gas Transmission	Investing	2029+	
Long-term Contracted Business	Renewables	Now and long-term		
	Storage	Now and long-term		
	Gas Generation	Investing	2029+	
	Nuclear	Investing	2029+	
	NextEra Energy Resources Large Load	Investing	2029+	
	Recontracting PPAs		2030+	
	Customer Supply	Now and long-term		
	Artificial Intelligence	Now and long-term		

NextEra Energy + Dominion Energy | 32

Combined company expects one of the industry’s highest regulatory capital employed growth rates by making smart investments that benefit customers 33 1. Includes NextEra Energy electric and gas transmission regulatory capital employed and invested capital $90 – $100 B $160 – $175 B $270 – $295 B NextEra Energy 2027E Combined 2027E Combined 2032E Regulated Capital Growth 1 $ B NextEra Energy Dominion Energy ~ 80 % Increase in Regulatory Capital Employed ~11% Regulatory Capital Employed Growth Rate NextEra Energy + Dominion Energy

Combined, NextEra Energy and Dominion Energy have unmatched large load opportunities across the United States

Combining the coast-to-coast presence of NextEra Energy…



Largest, most experienced developer of all-forms-of-energy in the country

…with leading large load markets





Large Load Pipeline[1]
GW
132 GW
21 GW
51 GW
60 GW
NextEra Energy Resources
Dominion VA
FPL

Both companies are committed to protecting customer affordability and ensuring large load customers pay their fair share

1. Dominion VA includes 10.4 GW under Electric Service Agreements, 11.1 GW under Construction Letter of Authorization and 29.5 GW under Substation Engineering Letter of Authorization; includes total customer interest among all large load customers at FPL

NextEra Energy + Dominion Energy | 34

The combined company has an opportunity to more than double the U.S.’s largest generation fleet Source: Company filings, FactSet 1. Reflects 2025 net owned regulated and non - regulated generation capacity unless otherwise noted 2. Pro forma to include peer’s acquisition of a 5.5 GW generation portfolio 35 Top 10 Electric Generation Owners in the U.S. 1 GW 225 – 260+ 110 80 56 55 49 45 37 32 30 25 25 Pro Forma 2032 Pro Forma NEE D NextEra Energy + Dominion Energy >2x Potential Increase by 2032 2

36 Business mix of the combined company is expected to be 90 – 95% regulated and long - term contracted NextEra Energy + Dominion Energy Combined Business Mix 1 10 – 15% 5 – 10% Composition of Pro forma Regulated Business Mix 1 50 – 55% FPL 35 – 40% Dominion VA/NC 5 – 8% Dominion SC 2 – 5% NextEra Energy Transmission 1. 2029E; based on business mix methodology used by the credit rating agencies NextEra Energy + Dominion Energy NextEra Energy 70%+ 20% 10% Regulated Long - term contracted Other 90 – 95% Regulated and Long - Term Contracted >80 % Regulated FPL Dominion VA / NC Dominion SC NEET

0% 10% 20% 30% 40% 50% 60% A or higher A- BBB+ BBB BBB- Non-IG The combined company’s balance sheet is expected to be one of the strongest in the industry 37 NextEra Energy + Dominion Energy YE 2001 19% A - or better 42% A - or better YE 2025 On average, utility peers have lower credit ratings today than in 2001 2 1. Ratings based upon S&P’s scale and sourced from EEI’s Q4 2025 ‘Utility Credit Ratings Distribution’ 2. Includes U.S. electric IOUs; rating applies to utility holding company entity 3. At closing, Dominion Energy VA/NC is expected to receive a one - notch rating upgrade at S&P; as a beneficiary of a full and uncon ditional NextEra Energy parent guarantee of its debt, Dominion Energy HoldCo is expected to be upgraded to NextEra Energy’s issuer credit ratings 4. Downgrade thresholds noted (S&P 18% to 17%; Moody’s 17% to 16%; Fitch 4.3x to 4.5x) are based on the S&P, Moody’s, and Fitch met rics for Funds From Operations/Debt, Cash Flow from Operations before Working Capital/Debt, and Debt/(Funds From Operations + Interest), respecti vel y Utility Credit Ratings 1 NextEra Energy remains committed to our current credit ratings Upgraded credit ratings expected for Dominion Energy VA/NC and Dominion Energy 3 Improved d owngrade thresholds expected for NextEra Energy: 100 bps S&P and Moody’s; point - two turn Fitch 4 For more than 15 years, NextEra Energy has consistently maintained its A - /Baa1/A - credit ratings with no ratings or outlook volatility

38 The combined company’s expected strong, diversified cash flows would enhance its balance sheet strength while minimizing equity needs Forecasted Annual Equity As a % of market cap 1 ~$ 4 B $ 249 B 1. Market capitalization as of May 15, 2026 2. 2027E – 2032E 3. Annualized percent ADTV based on average annual equity issuances divided by ADTV over the period from May 1, 2025 to April 30, 2026 times share price as of April 30, 2026 ~1.6% of market cap Annual Forecasted Equity Issuances (2027E – 2032E) NextEra Energy + Dominion Energy ~$ 4 B on average per year 2 ~ 1.2% of ADTV 3 Continued use of equity units and a combined ATM program ~1.6% of market cap 1

We believe the combined company would remain well positioned to drive strong adjusted earnings per share growth 39 1. Subject to our caveats; reaffirming NextEra Energy stand - alone financial expectations; revised expectations assume transaction c losing in 12 - 18 months and exclusion of bill credits from adjusted EPS 2. 2025 adjusted EPS of $3.71 3. 2025 pro forma base of $17.9 B 4. Off a 2026E base; dividend declarations are subject to the discretion of the board of directors of NextEra Energy; excludes a on e - time cash payment of $360 MM to Dominion Energy shareholders at closing to compensate for the change in dividend policy Pro Forma Financial Expectations 1 2025 2026E 2027E 2028E 2032E 2035E $3.92 – $4.02 $3.71 9%+ Long - term Expectations 2 9%+ Long - term Target 2 6% per year dividend growth policy from year - end 2026 through 2028 4 Expect 9%+ CAGR through 2032 off 2025 adjusted EPS 2 Adjusted Earnings Per Share Expectations 2025 – 2035E Operating Cash Flow 3 growth expected to be at or above adjusted EPS growth rate range NextEra Energy + Dominion Energy Targeting 9%+ CAGR through 2035 off 2025 adjusted EPS 2

We believe the combined company has additional opportunities to drive upside growth to adjusted EPS expectations beyond 9%+[1]

- ~11% regulatory capital employed CAGR through 2032
- Execute against the development expectations, which includes 15 GW of large load hubs by 2035

Upsides to Growth

- FPL and Dominion Energy's large-load opportunities expand & accelerate
- Energy Resources large-load opportunities expand & accelerate
- Increased CapEx at Dominion Energy Virginia to meet storage goals and reduce capacity and reserve margin deficits to enhance reliability while keeping bills affordable
- Continued improvement in returns or high end of development expectations
- SMRs pulled into expectations period
- Project-level M&A
- SaaS revenue enabled by AI partnership with Google Cloud
- New growth opportunities over the next 10 years

1. 2025–2032E CAGR

NextEra Energy + Dominion Energy | 40

41 5 Path to Close NextEra Energy + Dominion Energy

Subject to regulatory approvals, we expect the merger to close in 12-18 months

Q2 2026	Q3 2026	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027

Transaction Announcement

Federal regulatory applications / regulatory approval process[1]:
FERC, NRC, HSR

State regulatory applications / regulatory approval process[1]:
NCUC, PSCSC, VSCC

File Form S-4/Joint Proxy Statement

NEE and D Shareholder Meetings

Receive required approvals

Close merger

1. Federal Energy Regulatory Commission (FERC); Nuclear Regulatory Commission (NRC); Hart-Scott-Rodino Anti-Trust Act (HSR); North Carolina Utilities Commission (NCUC); Public Service Commission of South Carolina (PSCSC); Virginia State Corporation Commission (VSCC)

NextEra Energy + Dominion Energy | 42

43 6 Key Takeaways NextEra Energy + Dominion Energy

We expect the combined company's scale will create significant benefits for customers, employees, the communities we serve and shareholders

Strategic Drivers

- ✓ Creates largest regulated utility and power company in America, diversified across several jurisdictions
- ✓ One of the strongest balance sheets in the sector + 100 bps improvement in downgrade threshold metric[1]
- ✓ Stronger credit profile for Dominion Energy and Dominion Energy Virginia
- ✓ World-class supply chain with unmatched buying power
- ✓ Strongest large load opportunity set in the country (FL, VA, NC, SC – and across America)
- ✓ 2nd largest nuclear fleet in the United States
- ✓ Largest gas generation fleet in the United States
- ✓ Global leader in renewables and energy storage
- ✓ Capital and operational enhancements across generation, distribution and transmission
- ✓ Industry leader in data, analytics, and AI-driven capabilities
- ✓ Industry leading management team with strong continuity across the enterprise
- ✓ One of the industry's leading adjusted earnings growth, cash flow growth and TSR targets

NextEra Energy and Dominion Energy combined

- 9%+ Adjusted EPS growth rate[2]
- ~11% regulatory capital employed growth[3]
- 130+ GW large load pipeline[4]
- Top decile operator across technologies
- ~80% regulated / 90–95% regulated and long-term contracted[5]
- 'A-/Baa1/A-' rated balance sheet

1. S&P Ratings and Moody's
2. 2025–2032E
3. From 2025–2032E; includes Dominion Energy, Florida Power & Light and NextEra Energy electric and gas transmission regulatory capital employed and invested capital
4. 48.5 GW at Dominion Energy, 21 GW at Florida Power & Light and >60 GW at NextEra Energy Resources
5. Based on business mix methodology used by the credit rating agencies

NextEra Energy + Dominion Energy | 44

45 Appendix

46 2027E – 2032E Cash From Operations Debt Maturities Corporate Debt Issuances Asset Level Financings Equity Issuance Asset Recycling Dividend 2027E – 2032E Total 2 Pro Forma NextEra Energy Funding Plan 1 $ B, 2027E – 2032E NextEra Energy has a diversified and balanced funding plan that is centered on stable cash flows and access to large, liquid capital markets 1. Expected pro forma funding plan for 2027 through 2032; excludes capital expenditures and related cash proceeds for build - own - tra nsfers, which are typically funded through progress payments; conversion from previously issued equity units is included in Corporate Debt Issuances; includes full year 2027 for Dominion Energy 2. Dividend declarations are subject to the discretion of the board of directors of NextEra Energy and Dominion Energy ~($115) – ($90) ~$2 – $4 ~$185 – $ 210 ~$ 335 – $ 37 5 ~$ 20 – $28 ~$105 – $130 ~($57) – ($50) ~$155 – $180 NextEra Energy + Dominion Energy

47 2027E – 2032E Total CapEx Asset Level Financings Asset Recycling CapEx for post 2032 CODs Net Corporate CapEx 2027E – 2032E Cash From Operations Pro Forma NextEra Energy Invested Capital Walk 2027E – 2032E 1 $ B, 2027E – 2032E Operating cash flow accounts for ~90% of forecasted invested capital net of tax equity and project finance after accounting for longer dated investments ~$ 33 5 – $375 ~($105) – ($130) ~$ 185 – $ 210 ~($2) – ($ 4 ) ~$ 215 – $235 ~($5) – ($15) 2 ~ 90 % NextEra Energy + Dominion Energy 1. Excludes capital expenditures and related cash proceeds for build - own - transfers, which are typically funded through progress pay ments 2. Net of asset level financings associated with this CapEx

Prospective Pro Forma NextEra Energy Organizational Structure and Expected Post-Closing Issuer Credit Ratings


NextEra Energy Entity
Dominion Energy Entity
New NextEra Energy, Inc. Parent Corporate Guarantee of Dominion Energy, Inc. Debt[1]
NextEra Energy
Issuer Rating:
A- / Baa1 / A-
Existing NextEra Energy, Inc. Parent Corporate Guarantee of NextEra Energy Capital Holdings, Inc. Debt[1]
Dominion Energy
Issuer Rating:
A- / Baa1 / A-
(post closing)
SCANA Corp.
Not Rated
Dominion Energy Virginia
Issuer Rating:
A- / A3 / A-
(post closing)
50% ownership
FPL
Issuer Rating:
A / A1 / A
NextEra Energy Capital Holdings
Issuer Rating:
A- / Baa1 / A-
Dominion Energy South Carolina Generating Co.
Not Rated
Dominion Energy South Carolina
Issuer Rating:
BBB+ / Baa1 / A-
(post closing)
Dominion Energy OSW Project, LLC
Not Rated
NextEra Energy Resources
Project Specific Ratings
NextEra Energy Transmission
Subsidiary Specific Ratings
Millstone and other long term contracted assets
Not Rated
FERC-Regulated Pipelines
Project Specific Ratings
Contracted Wind, Solar, Storage Assets
Project Specific Ratings
Peripheral Businesses and Other Assets
Not Rated

1. NextEra Energy, Inc. to put in place at closing a parent guarantee of Dominion Energy, Inc. holding company debt comparable to its Guarantee dated October 14, 1998, by and between NextEra Energy, Inc. (Guarantor) and NextEra Energy Capital Holdings, Inc. that establishes Guarantor fully and unconditionally guarantees prompt and full payment of NextEra Energy Capital Holdings, Inc. debt, removing structural subordination to equalize ratings and provide ratings parity

NextEra Energy + Dominion Energy | 48

Reconciliation of GAAP Net Income to Adjusted Earnings Attributable to NextEra Energy, Inc. (Twelve Months Ended December 31, 2025) 49 NextEra Energy, Inc. Corporate & Other Energy Resources FPL (millions, except per share amounts) $ 6,835 $ (1,152) $ 2,975 $ 5,012 Net Income (Loss) Attributable to NextEra Energy, Inc. Adjustments - Pretax: 363 401 (38) - Net losses (gains) associated with non - qualifying hedges (114) - (114) - Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI – net 876 - 876 - XPLR Infrastructure, LP investment gains – net (277) (101) (176) - Less related income tax expense (benefit) $ 7,683 $ (852) $ 3,523 $ 5,012 Adjusted Earnings (Loss) $ 3.30 $ (0.56) $ 1.44 $ 2.42 Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution) Adjustments - Pretax: 0.18 0.20 (0.02) - Net losses (gains) associated with non - qualifying hedges (0.05) - (0.05) - Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI – net 0.42 - 0.42 - XPLR Infrastructure, LP investment gains – net (0.14) (0.05) (0.09) - Less related income tax expense (benefit) $ 3.71 $ (0.41) $ 1.70 $ 2.42 Adjusted Earnings (Loss) Per Share NextEra Energy + Dominion Energy

Definitional information

NextEra Energy, Inc. Adjusted Earnings Expectations (including subsidiaries as applicable)

This presentation refers to adjusted earnings per share expectations. NextEra Energy does not provide a quantitative reconciliation of forward-looking adjusted earnings per share to earnings per share, the most directly comparable GAAP financial measure, because certain information needed to reconcile these measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures. These items include, but are not limited to, the effects of non-qualifying hedges and unrealized gains and losses on equity securities held in NextEra Energy Resources, LLC's nuclear decommissioning funds and other than temporary impairments. These items could significantly impact GAAP earnings per share. Adjusted earnings expectations and other forward-looking statements assume, among other things: normal weather and operating conditions; positive macroeconomic conditions in the U.S. and Florida; supportive commodity markets; current forward curves; public policy support for wind, solar and storage development and construction; market demand for generation development and capacity needs; market demand and policy support for transmission development and expansion; market demand for pipeline capacity; access to capital at reasonable cost and terms; rate case outcomes consistent with historical; no adverse litigation decisions; and no changes to governmental policies or incentives.

NextEra Energy + Dominion Energy | 50

Cautionary Information

No offer or solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Transactions and Where to Find It

In connection with the proposed transactions, NextEra Energy intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of NextEra Energy and Dominion Energy that also constitutes a prospectus of NextEra Energy. Each of NextEra Energy and Dominion Energy may also file other relevant documents with the SEC regarding the proposed transactions. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or any other document that NextEra Energy or Dominion Energy may file with the SEC. The definitive joint proxy statement/prospectus (if and when available) will be mailed to shareholders of NextEra Energy and Dominion Energy. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT NEXTERA ENERGY, DOMINION ENERGY, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when available) and other documents containing important information about NextEra Energy, Dominion Energy and the proposed transactions, once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by NextEra Energy will be available free of charge on NextEra Energy's website at http://www.investor.nexteraenergy.com/ or by contacting NextEra Energy's Investor Relations Department by email at investors@nexteraenergy.com or by phone at (800) 222-4511. Copies of the documents filed with the SEC by Dominion Energy will be available free of charge on Dominion Energy's website at http://investors.dominionenergy.com or by contacting Dominion Energy's Investor Relations Department by email at investor.relations@dominionenergy.com or by phone at (804) 819-2438.

NextEra Energy + Dominion Energy | 51

Cautionary Information (continued) Participants in the Solicitation NextEra Energy, Dominion Energy and certain of their respective directors and executive officers may be deemed to be particip ant s in the solicitation of proxies in respect of the proposed transactions. Information about the directors and executive officers of NextEra Energy, including a description of their direct or indirect in terests, by security holdings or otherwise, is set forth in (i) NextEra Energy’s proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on April 1, 20 26, including under the headings “Proposal 1: Election as directors of the nominees specified in this proxy statement,” “Director Compensation,” “Executive Compensation,” and “Comm on Stock Ownership of Certain Beneficial Owners and Management,” (ii) NextEra Energy’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2025, which was filed w ith the SEC on February 13, 2026, including under the heading “Item 1. Business — Information About Our Executive Officers,” (iii) to the extent certain holdings of NextEra E nergy securities by its directors or executive officers have changed since the amounts set forth in NextEra Energy’s proxy statement for its 2026 annual meeting of shareholders, suc h c hanges have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Sta tement of Changes in Beneficial Ownership of Securities on Form 5, filed with the SEC. Information about the directors and executive officers of Dominion Energy, including a description of their direct or indirec t i nterests, by security holdings or otherwise, is set forth in (i) Dominion Energy’s proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on March 19, 202 6, including under the headings “Item 1: Election of Directors – Director Nominees, “Compensation of Non - Employee Directors,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management,” (ii) Dominion Energy’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 23, 2026, including under the heading “Information about our Executive Officers,” and (iii) to the extent certain holdings of Dominion Energy sec uri ties by its directors or executive officers have changed since the amounts set forth in Dominion Energy’s proxy statement for its 2026 annual meeting of shareholders, such ch ang es have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4 or Annual S tat ement of Changes in Beneficial Ownership of Securities on Form 5, filed with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect intere sts , by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed tra nsactions when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or in ves tment decisions. Copies of the documents filed with the SEC by NextEra Energy and Dominion Energy will be available free of charge through the website maintained by the SEC at www.sec.gov. Additionally, copies of documents filed with the SEC by NextEra Energy and Dominion Energy will be available free of charge through the sources indic ate d above. 52 NextEra Energy + Dominion Energy